January 18, 1996



Mr. John Costello, Assistant Treasurer
Fidelity Advisor Series VI
82 Devonshire Street
Boston, MA 02109

Dear Mr. Costello:

Fidelity Advisor Series VI (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated and executed June 1, 1983, and delivered in Boston, Massachusetts.
The Declaration of Trust was Amended and Restated effective
February 25, 1985, executed January 24, 1985 and delivered in Boston, Massachusetts. Supplements to the Declaration of Trust, dated November 1, 1987, December 1, 1988, December 20, 1991 and April 15, 1993, were filed with the office of the Secretary of the Commonwealth of Massachusetts on November 12, 1987,
February 23, 1989, January 8, 1992 and May 5, 1993, respectively. The Supplement to the Declaration of Trust dated and effective
April 15, 1993, changed the name of the Trust from Fidelity Oliver Street Trust to Fidelity Advisor Series VI. The Declaration of Trust was Amended and Restated dated September 14, 1995, executed October 3, 1995 and delivered in Boston, Massachusetts on October 13, 1995.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust, to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable. Under Article III,
Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the Trust is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees' on account of the contribution shall be treated as an asset of the Trust.
Subsequent investments in the Trust shall be credited to the Shareholder's account in the form of full shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional shares.
By a vote adopted on June 1, 1983, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the Trust in accordance with the terms included in the then current Registration Statement and subject to the limitations of the Declaration of Trust and any Amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 6,986,138 shares of Fidelity Advisor Series VI (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended November 30, 1995.

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable except as described in the Trust's Prospectus and Statement of Additional Information dated June 30, 1995 under the heading "Shareholder and Trustee Liability." In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Trust's Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Sincerely,



/s/Arthur S. Loring, Esq.
Arthur S. Loring, Esq.
Vice President - Legal